Exhibit m(14)

FORM OF
DISTRIBUTION AND SERVICE PLAN
Variable Insurance Products Fund III:  Emerging Asia Portfolio
Initial Class Shares

 1. This Distribution and Service Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") for Initial Class of shares of Emerging Asia Portfolio ("Initial Class"), a class of shares of Emerging Asia Portfolio (the "Fund"), a series of Variable Insurance Products Fund III (the "Trust").

 2. The Trust has entered into a General Distribution Agreement on behalf of the Fund with Fidelity Distributors Corporation (the "Distributor") under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Fund's shares of beneficial interest ("Shares"). Under the agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of Shares of the Fund for sale to the public. It is recognized that Fidelity Management & Research Company (the "Adviser") may use its management fee revenues as well as its past profits or its resources from any other source, to make payments to the Distributor with respect to any expenses incurred in connection with the distribution of Initial Class Shares, including the activities referred to above.

 3. The Adviser directly, or through the Distributor, may, subject to the approval of the Trustees, make payments to securities dealers and other third parties who engage in the sale of Initial Class Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing such other shareholder services as the Trust may reasonably request.

 4. The Initial Class will not make separate payments as a result of this Plan to the Adviser, Distributor or any other party, it being recognized that the Fund presently pays, and will continue to pay, a management fee to the Adviser. To the extent that any payments made by the Fund to the Adviser, including payment of management fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Initial Class Shares within the meaning of Rule 12b-1, then such payments shall be deemed to be authorized by this Plan.

 5. This Plan shall become effective upon the first business day of the month following approval by a vote of at least a "majority of the outstanding voting securities" (as defined in the Act) of the Initial Class, this plan having been approved by a vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

 6. This Plan shall, unless terminated as hereinafter provided, remain in effect until April __, 200_, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by the Initial Class to finance any activity primarily intended to result in the sale of Initial Class Shares, to increase materially the amount spent by the Initial Class for distribution, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Initial Class and
(b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence of this paragraph 6.

 7. This Plan may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Initial Class.

 8. During the existence of this Plan, the Trust shall require the Adviser and/or Distributor to provide the Trust, for review by the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Initial Class Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

 9. This Plan does not require the Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Initial Class Shares.

 10. Consistent with the limitation of shareholder liability as set forth in the Trust's Declaration of Trust, any obligation assumed by Initial Class pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to Initial Class and its assets and shall not constitute an obligation of any shareholder of the Trust or any other class of the Fund, series of the Trust, or class of such series.

 11. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.